Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-280102

January 6, 2025

PROSPECTUS SUPPLEMENT NO. 4

FORWARD AIR CORPORATION

UP TO 14,015,018 SHARES OF COMMON STOCK

This prospectus supplement amends the prospectus dated July 19, 2024 (as supplemented to date, the “Prospectus”) of Forward Air Corporation, a Tennessee corporation (the “Company”), which forms) a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-280102). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on January 6, 2025 (but only with respect to information included in Item 1.01), as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FWRD”. On January 3, 2025, the closing price of our Common Stock was $33.37.

Investing in the Company’s Common Stock involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is January 6, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2024

FORWARD AIR CORPORATION

(Exact name of registrant as specified in its charter)

TN	62-1120025
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road Building N Greeneville TN	37745
(Address of principal executive offices)	(Zip Code)

000-22490

(Commission File Number)

Registrant’s telephone number, including area code: (423) 636-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2024, Clue Opco LLC (the “Borrower”), a subsidiary of Forward Air Corporation (the “Company”), the revolving lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, entered into Amendment No. 3 (“Amendment No. 3”) to the Credit Agreement, dated as of December 19, 2023 (as amended, supplemented or otherwise modified prior to the date of Amendment No. 3, the “Credit Agreement”).

Amendment No. 3 amends the Credit Agreement to:

•

modify the financial performance covenant by increasing the maximum consolidated first lien net leverage ratio to 6.75:1.00 for the quarters ending December 31, 2024 through and including September 30, 2025, which steps down by 0.25x for each of the next five quarters through December 31, 2026 and is thereafter maintained at 5.50:1.00;

•	reduce the revolving credit commitments available under the Credit Agreement from an aggregate amount of $340,000,000 to an aggregate amount of $300,000,000;

•

potential to reduce the revolving credit facility by another $50,000,000 to $250,000,000 if the consolidated first lien net leverage ratio exceeds 6.50:1.00 for any quarter starting in the first quarter of 2025, unless the Company makes a prepayment of its Term B loans in an aggregate amount of at least $50,000,000, at which time such reduction provision will be nullified for future periods;

•	restrict the Borrower’s ability to make certain restricted payments, unless its consolidated total net leverage ratio is less than 4.00:1.00; and

•

include an anti-cash hoarding covenant, which will be effective only during the period from the closing date of Amendment No. 3 through December 31, 2026, requiring Borrower to prepay the revolving credit loans if it has more than $120 million of unrestricted cash on the last day of each calendar month in which revolving credit loans are outstanding or on the day that is five business days after the date of any borrowing of a revolving credit loan.

The proceeds from the Credit Agreement may be used for working capital and general corporate purposes. The primary purpose of Amendment No. 3 is to provide the Company with additional financial flexibility to fund any future growth opportunities in support of the Company’s long-term strategy.

From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

The description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

SECTION 2. FINANCIAL INFORMATION.

Item 2.02. Results of Operations and Financial Condition.

On January 6, 2025, the Company issued a press release to reaffirm the Company’s previously issued financial guidance for the fiscal year ended December 31, 2024. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished pursuant to Items 2.02 and 9.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (the “Securities Act”).

SECTION 7 – REGULATION FD.

Item 7.01. Regulation FD Disclosure.

On January 6, 2025, the Company issued a press release announcing (1) a review by its Board of Directors of strategic alternatives to maximize shareholder value, (2) the amendment of the Credit Agreement, (3) the implementation of the initial phase of the Company’s transformation strategy, and (4) a reaffirmation of the Company’s previously issued financial guidance for the fiscal year ended December 31, 2024. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished to the SEC and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished as part of this Report.

No.	Exhibit

10.1*	Amendment No. 3, dated as of December 30, 2024, by and among Clue Opco LLC, the revolving lenders party thereto and Citibank, N.A.

99.1	Press Release of Forward Air Corporation, dated January 6, 2025

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

*

Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. Forward Air Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: January 6, 2025	By:	/s/ Shawn Stewart
	Name: Title:	Shawn Stewart Chief Executive Officer